Axos Financial, Inc. Announces Issuance of $200 Million of Subordinated Notes
Proceeds to Repay Subordinated Notes Due 2030 Set to Re-price

LAS VEGAS, NV – (BUSINESS WIRE) – September 16, 2025 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the “Company”), holding company for Axos Bank, Axos Clearing LLC, and Axos Invest, Inc., announced today the pricing of a public offering of $200 million in aggregate principal amount of the Company’s 7.00% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”). The Notes will bear interest at a rate of 7.00% per year, payable semi-annually in arrears on April 1, and October 1, of each year, beginning on April 1, 2026. From and including October 1, 2030 to, but excluding October 1, 2035, or an earlier redemption date, interest will accrue at a floating rate per annum equal to the then-current Three-Month Term SOFR plus a spread of 379 basis points, payable quarterly in arrears. The Notes are callable on any interest payment date at par starting on October 1, 2030. Keefe, Bruyette & Woods, A Stifel Company, and Raymond James and Associates, Inc. are serving as joint book-running managers, with B. Riley Securities, Inc. and Janney Montgomery Scott LLC serving as co-managers on the offering.

Axos Financial, Inc. received a BBB rating from Kroll Bond Rating Agency for the Notes. The proceeds from the sale of the Notes are expected to be used to repay its existing subordinated notes due 2030, of which $175 million were issued (and which are set to re-price to an interest rate of approximately nine percent) (the “2030 Notes”), and to support growth initiatives at the Company’s subsidiaries and for general corporate purposes.

The Notes will be issued pursuant to a registration statement (including a prospectus) (File No. 333-277514) which Axos previously filed with the Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that Axos has filed with the SEC for more complete information about Axos and this offering. You may access these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Axos, the underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Keefe, Bruyette & Woods, A Stifel Company, at 787 Seventh Avenue, Fourth Floor, New York, NY 10019 or by e-mail at USCapitalMarkets@kbw.com.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release shall also not be construed as a notice of redemption of any of the outstanding 2030 Notes. These Notes are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any governmental agency.
About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc., with approximately $24.8 billion in consolidated assets as of June 30, 2025, is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank provides consumer and business banking products nationwide through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division Axos Advisor Services), with approximately $39.4 billion of assets under custody and/or administration as of June 30, 2025, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index, among other indices. For more information on Axos Financial, Inc., please visit http://investors.axosfinancial.com.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to future actions (including, without limitation, the sale of the Notes and effecting the Redemption), its ability to secure financing, Axos’ financial prospects and other projections of its performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, tariffs, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2025, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf are expressly qualified in their entirety by the foregoing information.
Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
Axos Financial, Inc.
Phone: 1-858-649-2218
Email: jlai@axosfinancial.com